Exhibit 10.4

ANALOG DEVICES, INC.

2006 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2006 Stock Incentive Plan (the “Plan”) of Analog Devices, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreement entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 11, Awards may be made under the Plan for up to 15,000,000 shares of common stock, $.16 2/3 par value per share, of the Company (the “Common Stock”), plus any shares that are subject to outstanding options under the 1998 Stock Option and 2001 Broad-Based Stock Option Plan (collectively, the “Prior Plans”) as of the adoption of this Plan by the Board but are not issued under the Prior Plans as a result, and to the extent, of the termination or expiration of the applicable option prior to the exercise thereof. From and after the Effective Date, the Company shall issue no further options under the Prior Plans, and such Prior Plans shall terminate, except to the extent they apply to options outstanding under the Prior Plans as of the Effective Date.

If any Award issued under this Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Notwithstanding anything to the contrary herein, the following shares may not again be made available for issuance as Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding Award, and (iii) shares subject to options surrendered for cancellation and exchange as part of a shareholder-approved option exchange program that are not awarded under new Options issued in such approved option exchange. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Counting of Shares. Subject to adjustment under Section 11, an Option or Stock Appreciation Right shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option or Stock Appreciation Right, and any Award of Restricted Stock, Restricted Stock Units or Other Stock Unit Awards with a per share or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant (a “Full Value Award”) shall be counted against the share limit specified in Section 4(a) as three shares for each one share of Common Stock subject to such Full Value Award. To the extent that a share that was subject to an Award that counted as three shares against the Plan reserve pursuant to Section 4(a) is returned to the Plan pursuant to Section 4(a), such reserve will be credited with three shares.

(c) Sub-limits. Subject to adjustment under Section 11, the maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant under the Plan shall be 2,000,000 per fiscal year of the Company, and the maximum number of shares of Common Stock with respect to which Restricted Stock Awards, Restricted Stock Units and Other Stock Unit Awards may be granted to any Participant under the Plan shall be 1,000,000 per fiscal year of the Company. For purposes of the foregoing limit, the combination of an Option in tandem with a Stock Appreciation Right shall be treated as a single Award. The per-Participant limit described in this Section 4(c) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 12(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option. The maximum number of shares that may be issued upon exercise of Incentive Stock Options under the Plan shall be 15,000,000, as adjusted pursuant to Section 11.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. For purposes of this Plan, “Fair Market Value” shall mean the fair market value as determined by (or in a manner approved by) the Board.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company, or an agent of the Company, of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) except as otherwise provided in the applicable option agreement, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) if provided for in the applicable option agreement or approved by the Company, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 11) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in consideration therefor new Options under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

(h) No Reload Rights. No option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the other sections of this Section 5 or in Section 2. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	Stock Appreciation Rights.

(a) General. The Board may grant Awards consisting of a Stock Appreciation Right (“SAR”) entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (as specified by the Board in the applicable Award agreement or otherwise) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2) Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Grant Price. The Board shall establish the exercise or grant price of each SAR and specify such price in the applicable Award agreement; provided, however, that the exercise or grant price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the SAR is granted.

(d) Duration of SAR. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement; provided, however, that no SAR will be granted for a term in excess of 10 years.

(e) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company, or an agent of the Company, of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 11) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in consideration therefor new SARs under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7.	Restricted Stock.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.

(b) Terms and Conditions. Subject to Section 7(c), the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and forfeiture and the issue price, if any.

(c) Limitations on Vesting Conditions. No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock Award in less than equal pro rata installments over three years from the date the Award is made, other than (i) in the event of death, disability or retirement of the Participant, or (ii) Awards made to members of the Board of Directors, in each case as specified in the Agreement evidencing such Award.

(d) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. If any such dividends or distributions are paid in shares, or consist of an extraordinary cash dividend, the shares or cash will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid, unless otherwise provided by the Board.

(e) Stock Certificates. The Company may require that the stock certificates, if any, issued in respect of a Restricted Stock Award shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	Restricted Stock Units.

(a) General. The Board may grant Awards consisting of Restricted Stock Units. “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant and represented initially by a bookkeeping entry.

(b) Terms and Conditions. Subject to Section 8(c), the Board shall determine the terms and conditions of a Restricted Stock Unit, including the conditions for vesting and forfeiture and issue price, if any. Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as specified by the Board in the applicable Award agreement or otherwise. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(c) Limitations on Vesting Conditions. No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock Unit in less than equal pro rata installments over three years from the date the Award is made, other than (i) in the event of death, disability or retirement of the Participant, (ii) Awards made to members of the Board of Directors or, (iii) in the discretion of the Board, when the granting of such Restricted Stock Units in any foreign jurisdiction is delayed in connection with registration or approval to be obtained in connection with such Restricted Stock Units, in each case as specified in the Agreement evidencing such Award.

(d) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(e) Dividends. Unless otherwise provided by the Board, in its sole discretion, a grant of Restricted Stock Units shall not entitle Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish.

9.	Performance Awards.

(a) Grants. Restricted Stock Awards, Restricted Stock Units and other Awards under the Plan may be made subject to the achievement of performance measures pursuant to this Section 9 (“Performance Awards”).

(b) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m) of the Code. In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify in the applicable Award agreement that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow, free cash flow or cash position, (h) gross margins or margin percentages, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total shareholder return, (o) product release schedules, (p) product shipment targets, (q) customer satisfaction or (r) new product innovation. Such measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be determined on a total or per share basis. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) stock based compensation, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant.

(e) Other. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

10.	Other Stock-Based Awards.

(a) Grants. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

(b) Limitations on Vesting Conditions. No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Other Stock Unit Award in less than pro rata rate installments over three years from the date the Award is made, other than in the event of death, disability or retirement of the Participant, in each case as specified in the Agreement evidencing such Award.

11.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(c), (iii) the share counting provisions of Section 4(b), (iv) the number and class of securities and exercise price per share of each outstanding Option, (v) the share- and per-share provisions of each Stock Appreciation Right, (vi) the repurchase price per share subject to each outstanding Restricted Stock Award and Restricted Stock Unit and (vii) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events.

(1) Definitions.

(a) A “Reorganization Event” shall mean:

(i)	any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii)	any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii)	any liquidation or dissolution of the Company.

(b) A “Change in Control Event” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition; or

(ii)

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii)	the liquidation or dissolution of the Company.

(c) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(d) “Cause” shall mean:

(i)	any willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company; or

(ii)	any willful misconduct by the Participant which affects the business reputation of the Company.

(2) Effect on Options.

(a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company (A) one-half of the number of shares subject to the Option which were not already vested shall be exercisable upon the occurrence of such Reorganization Event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3) Effect on Restricted Stock Awards.

(a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock Award.

(b) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of all Restricted Stock Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(4) Effect on Restricted Stock Unit Awards.

(a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event constitutes a Change in Control Event), the Board shall provide that all outstanding Restricted Stock Unit Awards shall be assumed, or an equivalent award providing for Restricted Stock Units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes both a Change in Control Event and a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between the Participant and the Company, (A) one-half of the number of Restricted Stock Units that vest after the Reorganization Event shall immediately vest in full as of the consummation of the Reorganization Event and, subject to (B) below, the remaining one-half of the number of unvested Restricted Stock Units shall continue to vest in accordance with the original schedule set forth in such Restricted Stock Unit Award, with one-half of the number of Restricted Stock Units that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted Restricted Stock Unit award shall immediately become vested in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in Section 11(b)(4)(c) below) by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

For purposes hereof, a Restricted Stock Unit Award shall be considered to be assumed if, following consummation of the Reorganization Event, the Restricted Stock Unit Award confers the right to receive upon vesting and conversion for each Restricted Stock Unit immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof) (or if holders of Common Stock were offered a choice of consideration and the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock was not common stock of the acquiring or succeeding corporation), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the vesting and conversion of Restricted Stock Units to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board of Directors) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, a Restricted Stock Unit Award, or in the event of a liquidation or dissolution of the Company, the Board of Directors shall, upon written notice to the Participant, (A) provide that all then unvested Restricted Stock Units that are exempt from Section 409A will vest in full as of immediately prior to the Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board of Directors may instead provide that all such unvested Restricted Stock Units shall terminate upon consummation of such Reorganization Event and that the Participant shall receive, in exchange therefor, a cash payment equal to the amount equal to the Acquisition Price multiplied by the number of shares of

Common Stock issuable under such unvested Restricted Stock Units; and (B) provide that all then unvested Restricted Stock Units that are not exempt from Section 409A shall be treated in the same manner Restricted Stock Units subject to clause (A) if such Reorganization Event also is a “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5(i) and if not, shall be terminated as of the Reorganization Event without any payment for the unvested Restricted Stock Units.

(b) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that also is a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) that does not constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any award or any other agreement between the Participant and the Company, (A) one-half of the number of Restricted Stock Units that vest after the Change in Control Event shall immediately vest in full as of the consummation of the Change in Control Event and be converted and delivered to the Participant and, subject to (B) below, the remaining one-half of the number of unvested Restricted Stock Units shall continue to vest in accordance with the original schedule set forth in such Restricted Stock Unit Award, with one-half of the number of Restricted Stock Units that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such Restricted Stock Unit Award shall immediately become vested in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company is terminated for Good Reason (as defined in Section 11(b)(4)(c) below) by the Participant or is terminated without Cause by the Company.

(c) Definition of Good Reason for the purposes this Section 11(b)(4) of the Plan.

(i)	For any Restricted Stock Unit Awards granted on or before December 10, 2009, “Good Reason” shall mean good reason as defined in Section 11(b)(1)(c) of the Plan.

(ii)

For any Restricted Stock Unit Awards granted after December 10, 2009, “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any material reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination occurs within 60 days following the Company’s receipt of such notice.

(5) Effect on Stock Appreciation Rights and Other Stock Unit Awards. The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR or Other Stock Unit Award.

12.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. In the event of any conflict between the terms of any Award agreement and this Plan, this Plan shall govern and control.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Company may require each Participant to pay to the Company, or make provision satisfactory to the Company for payment of, any taxes, social security contributions or other similar amounts required by law to be withheld in connection with an Award to such Participant. Unless otherwise provided for in the applicable Award agreement, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common

Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. Except as set forth in Sections 5(g) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Notwithstanding anything to the contrary in the Plan, the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

13.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan has been approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. Except as set forth in Sections 5(g) and 6(f), the Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the New York Stock Exchange (“NYSE”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 11), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

(e) Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Section 409A.

(1) It is the intent of the Company that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Board may permit or require and Award that is granted that is subject to Section 409A of the Code (“Section 409A”) comply with the requirements of Section 409A; provided that no guaranty is made by the Company to Participants that Awards will so comply.

(2) The following provisions apply to each Award granted or outstanding under this Plan that are intended to comply with (and not be exempt from) Section 409A: (i) each delivery of shares or cash under each such Award shall be treated as a separate payment for purposes of Section 409A; (ii) notwithstanding anything in the Award or in the Plan to the contrary, neither the Participant nor the Company may accelerate or defer the delivery of the cash or shares under the Award to a date other than those specified in the Award unless specifically permitted or required by Section 409A; (iii) if a Participant becomes a “specified employee” of the Company (within the meaning of Section 409A) and any of the shares or cash to be delivered under each such Award may be delivered on account of the Participant’s “separation from service” (within the meaning of Section 409A), then any shares or cash that otherwise would have been delivered within the six month period following the separation from service shall be delivered on the date that is six months and one day following the separation from service, with any remaining delivery of shares or cash to be made in accordance with the terms of the Award.

(3) Notwithstanding Section 13(f)(2)(iii), if a Participant was granted an Award that is intended to comply with (and not be exempt from) Section 409A on or before December 10, 2009, and the Participant becomes a “specified employee” of the Company (within the meaning of Section 409A) and any of the shares or cash to be delivered under each such Award may be delivered on account of the Participant’s “separation from service” (within the meaning of Section 409A), then instead of Section 13(f)(2)(iii) applying, any shares or cash that otherwise would have been delivered within the six month period following the separation from service shall be delivered on the later of (i) the date that is six months and one day following the separation from service, or (ii) July 1, 2010, with any remaining delivery of shares or cash to be made in accordance with the terms of the Award.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Last update: March 13, 2012

APPENDIX A

ANALOG DEVICES, INC.

2006 STOCK INCENTIVE PLAN

ISRAELI SUB-PLAN

1.	GENERAL

1.1. This Israeli Sub-plan (the “SUB-PLAN”) to the Analog Devices, Inc. 2006 Stock Incentive Plan (the “PLAN”) shall apply only to Eligible Participants who are Employees, advisors or consultants of Analog Devices (Israel) Ltd. The provisions specified hereunder apply only to persons who are residents of the State of Israel or who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

1.2. This Sub-plan is effective with respect to Options and RSUs granted at least 30 days after the this Sub-plan and the Plan are duly submitted to the ITA in accordance with the provisions of Section 102. This Sub-plan shall comply with Amendment no. 132 of the Israeli Tax Ordinance and all rules, regulations and guidelines promulgated thereunder.

1.3. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted under the Plan from time to time, in compliance with Applicable Laws currently in force in the State of Israel. Specifically, this Sub-Plan is made in order to conform the Plan to Section 102, so as to enable the grant of Awards under the Plan to an Eligible Participant. For the avoidance of doubt, this Sub-plan does not add to or modify the Plan in any other respect if not specifically stated herein.

1.4. The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall supersede and govern; provided, however, that this Sub-Plan shall not be construed to grant rights not consistent with the terms of the Plan, unless specifically set forth herein.

1.5. Any capitalized term not specifically defined in this Sub-plan shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1. “3(i) AWARD” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.2. “102 AWARD” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.3. “102 CAPITAL GAINS TRACK GRANT” means a 102 Trustee Grant elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) and 102(b)(3) of the Ordinance.

2.4. “102 ORDINARY INCOME TRACK GRANT” means a 102 Trustee Grant elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.5. “102 TRUSTEE GRANT” means an Award granted pursuant to Section 102(b) of the Ordinance (includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants) held in trust by a Trustee for the benefit of the Employee.

2.6. “AFFILIATE” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.7. “AWARD” solely for purposes of this Sub-Plan, means an Option or RSU granted pursuant to the terms and conditions of the Plan and this Sub-Plan.

2.8. “AWARD AGREEMENT” means the stock option agreement between the Company and an optionee that sets out the terms and conditions of an Option and/or the RSU award agreement between the Company and an Employee that sets out the terms and conditions of an RSU.

2. 9. “CONTROLLING SHAREHOLDER” shall have the meaning ascribed to it in Section 32(9) of the Ordinance, as may be amended from time to time, but which is, as of the date of this Sub-Plan, as follows: an employee who prior to the grant of any Award or as a result of such grant, holds or would hold, directly or indirectly, in his name or with a relative (as defined in section 76(d) of the ITO) (i) at least 10% of the outstanding shares of the Company; (ii) at least 10% of the voting power of the Company; (iii) the right to hold or purchase at least 10% of the outstanding equity or voting power of the Company; (iv) the right to obtain at least 10% of the profit of the Company; or (v) the right to appoint a director of the Company.

2.10. “EMPLOYEE” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any employee who is deemed to be a Controlling Shareholder before a grant or immediately thereafter.

2.11. “ISRAELI FAIR MARKET VALUE” means, with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the Ordinance, if on grant date the Company’s Common Stock is listed on any established stock exchange or a national market system or if the Company’s Common Stock will be registered for trading within ninety (90) days following the grant date, the fair market value of the Common Stock at the grant date shall be determined in accordance with the average value of the Company’s Common Stock on the thirty (30) trading days preceding the grant date or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.12. “ITA” means the Israeli Tax Authority.

2.13. “NON-EMPLOYEE” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.14. “NON-TRUSTEE GRANT” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.15. “OPTION” means an option to purchase Common Stock of the Company pursuant to the Plan.

2.16. “ORDINANCE” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.17. “SECTION 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated there under as now in effect or as hereafter amended.

2.18. “TRUSTEE” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

3.	ISSUANCE OF AWARDS

3.1. The persons eligible for participation in the Plan shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards (Employees and Non-Employees together, “ELIGIBLE PARTICIPANTS”).

3.2. The Company may designate Awards granted to Employees pursuant to Section 102 as 102 Trustee Grants or Non-Trustee Grants.

3.3. 102 Trustee Grants shall be made under this Sub-plan adopted by the Board, and shall be conditioned upon the filing of this Sub-plan with the ITA and the provisions of Section 102.

3.4. 102 Trustee Grants may either be classified as 102 Capital Gain Track Grants or 102 Ordinary Income Track Grants.

3.5. No 102 Trustee Grants may be made under this Sub-plan to any Eligible Participant, unless and until the Company’s election of the type of 102 Trustee Grants as 102 Capital Gains Track Grants or 102 Ordinary Income Track Grants (the “ELECTION”), is appropriately filed with the ITA. Such Election shall become effective on the first grant date of a 102 Trustee Grant under this Sub-plan and shall remain in effect until the end of the year following the year during which the Company first made 102 Trustee Grants. Once the Company has filed such an Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, and in accordance with Section 102 of the Ordinance. The Election shall obligate the Company to grant only the type of 102 Trustee Grants it has elected, and shall apply to all 102 Trustee Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants simultaneously.

3.6. All 102 Trustee Grants must be held in trust by a Trustee, as described in section 4 below.

3.7. In the case the requirements for 102 Trustee Grants are not met, then the 102 Trustee Grants shall be regarded as Non-Trustee Grants, all in accordance with the provisions of Section 102.

3.8. For the avoidance of doubt, the designation of 102 Trustee Grants and Non-Trustee Grants shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1. 102 Trustee Grants under this Sub-plan and/or any Common Stock allocated or issued upon exercise or vesting of such 102 Trustee Grants and/or other Common Stock received subsequently following any realization of rights, including bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Employee for such period of time as required by Section 102 (the “HOLDING PERIOD”), unless the ITA approves otherwise in writing. If such an Award is exercised or vests after the Holding Period ends, the Common Stock issued upon such exercise or vesting shall, at the election of the Eligible Participant, either (i) be issued in the name of the Trustee; or (ii) be transferred to the Eligible Participant directly, provided that the Eligible Participant first complies with all applicable provisions of the Plan and this Sub-plan including but not limited to payment of tax.

4.2. After termination of the Holding Period, the Trustee may release the Award and any Common Stock issued with respect to the Award, provided that (i) the Trustee has received an acknowledgement from the ITA that the Employee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or the Affiliate withholds any applicable tax due pursuant to the Ordinance. Notwithstanding anything to the contrary, the Trustee shall not release any Common Stock allocated or issued upon exercise or vesting of 102 Trustee Grants prior to the full payment of the Employee’s tax liabilities arising from 102 Trustee Grants and/or any Common Stock allocated or issued upon exercise or vesting of such Awards.

4.3. Upon receipt of 102 Trustee Grants, the Eligible Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Sub-plan, or any 102 Trustee Grant or Common Stock granted to him thereunder.

4.4. With respect to any 102 Trustee Grant, subject to the provisions of Section 102, an Eligible Participant shall not sell or release from trust any Common Stock received upon the exercise or vesting of a 102 Trustee Grant and/or any Common Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Eligible Participant.

4.5 With respect to 102 Capital Gain Track Grants, to the extent that the Common Stock is listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the Ordinance will apply with respect to the Israeli tax rate applicable to such Awards (including Options with an exercise price that is lower than the Israeli Fair Market Value of the Common Stock on the grant date).

4.6 To avoid doubt, and not withstanding any discretion or provision in the Plan to the contrary: (a) no Award granted as a 102 Trustee Grant may be settled for cash payment or any other form of consideration, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; (b) no Option qualifying as a 102 Trustee Grant shall be exercisable by the surrender of Common Stock, notwithstanding Section 5(f) of the Plan, and (c) RSUs granted pursuant to the Plan shall only be settled in Common Stock, notwithstanding Section 8(b) of the Plan.

4.7 In the event a stock dividend is declared and/or additional rights are granted with respect to Common Stock which derives from Awards granted as 102 Trustee Grants, such stock dividend and/or rights shall also be deposited with the Trustee and will be subject to the provisions of this section 4, and the Holding Period for such Common Stock and/or rights shall be measured from the commencement of the Holding Period for the Award with respect to which the stock dividend was declared and/or rights granted. In the event of a cash dividend on Common Stock, the Trustee shall transfer the dividend proceeds to the Eligible Participant after the deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

5.	THE AWARDS

5.1. The terms and conditions upon which the Awards shall be issued, exercised, and vest shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Sub-plan. Each Award Agreement shall state, inter alia, the number of Common Stock to which the Award relates, the vesting provisions, and for Options, the exercise price. The Award Agreement shall also indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Award; and if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

5.2 Each 102 Trustee Grant will be deemed granted on the date stated in the Award Agreement, provided that (i) the Company will provide notice to the Trustee of the Award; and (ii) the Eligible Participant will sign all documents required.

6.	EXERCISE OF OPTIONS

6.1. Options shall be exercised by the optionee by giving notice to the Company and/or to any third party designated by the Company (the “REPRESENTATIVE”), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of Common Stock with respect to which the option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Common Stock with respect to which the option is being exercised.

7.	ASSIGNABILITY AND SALE OF AWARDS

7.1. Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Eligible Participant each and all of such rights to purchase or recieve Common Stock hereunder shall be exercisable only by the Eligible Participant or shall vest only to the Eligible Participant.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2. As long as Awards or Common Stock purchased or acquired pursuant thereto are held by the Trustee on behalf of the Eligible Participant, all rights of the Eligible Participant over the Common Stock are personal, and cannot be transferred, assigned, pledged or mortgaged, by the Eligible Participant or by the Trustee, other than by will or laws of descent and distribution.

9.	INTEGRATION OF SECTION 102

9.1. With regard to 102 Trustee Grants, the provisions of the Plan, this Sub-plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the any written confirmation issued by the ITA with respect to this Plan and/or the Sub-plan (the “WRITTEN APPROVAL”), and the said provisions of any Written Approval shall be deemed an integral part of the Plan, the Sub-plan, and the Award Agreement.

9.2. Any provision of Section 102 and/or any Written Approval which are necessary in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Sub-plan or the Award Agreement, shall be considered binding upon the Company and the Eligible Participants.

9.3 The Eligible Participant agrees to execute any and all documents that the Company, the Affiliates, or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and particularly Section 102.

10.	TAX CONSEQUENCES

10.1. Any tax consequences arising from the grant, exercise, or vesting of any Award, from the payment for Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Eligible Participant), hereunder, shall be borne solely by the Eligible Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source, any may make any provisions and take such steps as they may deem necessary or appropriate to meet the withholding requirements, including, but not limited to: (i) withholding from the Eligible Participant’s wages or other cash compensation paid to the Eligible Participant by the Company or the Affiliates; (ii) withholding otherwise deliverable Common Stock having a value equal to the minimum amount statutorily required to be withheld; or (iii) selling a sufficient number of such Common Stock otherwise deliverable to the Eligible Participant through such means as the Trustee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Eligible Participant’s behalf pursuant to the Eligible Participant’s authorization), to the extent permitted by law or pursuant to the approval of the ITA. In addition, the Eligible Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the ITA, pursuant to applicable law, regulation and rules. Furthermore, the Eligible Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Participant. The Company, the Affiliate and/or the Trustee shall not be required to release any Awards and or Common Stock to an Eligible Participant until all required taxes have been withheld.

10.2. The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Eligible Participant until all required payments have been fully made.

10.3 For avoidance of doubt, there is no assurance that all of the Awards granted pursuant to Section 102 of the Ordinance shall be eligible for the tax benefits afforded by Section 102 of the Ordinance.

10.4 Following the grant of Awards under this Sub-plan and in any case in with the Eligible Participant shall cease to be considered an “Israeli Resident” as this term is defined in the Ordinance, the Company, an Affiliate, and/or the Trustee may, if and to the extent the Ordinance and/or Rules promulgated thereunder shall impose an obligation on them, withhold all applicable taxes from the Eligible Participant, remit the amount withheld to the ITA, and report to such Eligible Participant the amount so withheld and paid.

10.5 With respect to Non-Trustee Grants, if the Eligible Participant ceases to be employed by the Company, or otherwise if so requested by the Company or the Affiliate, the Eligible Participant shall extend to the Company or to the Affiliate a security or guarantee for the payment of tax due at the time of sale of Common Stock to the satisfaction of the Company or the Affiliate, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

11.	GOVERNING LAW AND JURISDICTION

11.1 Notwithstanding any other provision of the Plan, with respect to Eligible Participants subject to this Sub-plan, the Plan and all instruments issued there under or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

* * *

APPENDIX B

RULES OF THE ANALOG DEVICES, INC.

2006 STOCK INCENTIVE PLAN

FOR PARTICIPANTS IN FRANCE

I.	GENERAL

1.	Introduction

The Board of Directors of Analog Devices, Inc. (the “Company”) has established the 2006 Stock Incentive Plan (the “U.S. Plan”) for the benefit of certain employees of the Company and its Subsidiaries, including its Subsidiaries in France (the “French Subsidiaries”) of which the Company holds directly or indirectly at least 10% of the share capital.

Sections 3 and 13 (e) of the U.S. Plan authorize the Board of Directors and a Committee as appointed by the Board of Directors (the “Committee”) to establish, amend, and rescind any rules and regulations relating to the U.S. Plan and to make all other determinations that may be necessary or advisable for the administration of the U.S. Plan. Pursuant to the foregoing authority, the Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting stock options which qualify for the favorable tax and social security treatment in France applicable to options granted under the Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”), and restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-qualified Restricted Stock Units”), to qualifying participants in France who are resident in France for French tax purposes and/or subject to the French social security regime (“French Participants”).

The terms of the U.S. Plan as attached hereto, shall, subject to the limitations set forth in the following rules, constitute the Rules of the Analog Devices, Inc. 2006 Stock Incentive Plan for Participants in France (the “French Plan”).

Under the French Plan, the French Participants will be granted only French-qualified Options and French-qualified Restricted Stock Units as defined below under Section I.2.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set forth below shall have the following meanings:

(a) The term “Closed Period” shall mean the specific periods as set forth in Section L. 225-177 of the French Commercial Code, as amended, during which French-qualified Options cannot be granted as described in Section II.1 below, including:

(i)	twenty (20) trading days following the issuance of a coupon granting the right to receive dividends or to purchase Shares of the Company;

(ii)	ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(iii)	any period during which the corporate management of the Company (i.e., those involved in the governance of the Company, such as the Board, Committee, supervisory directorate, etc.) possess confidential information which could, if disclosed to the public, significantly impact the trading price of the Shares, until ten (10) quotation days after the day such information is disclosed to the public.

The term “Closed Period” shall mean the periods set out in (i) and (ii) only for the sale or transfer of Shares acquired at vesting of the French-qualified Restricted Stock Units as described in Section III.1(b) below. If French law or regulations are amended after adoption of the French Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Options and/or French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Options and French-qualified Restricted Stock Units granted under this French Plan, to the extent permitted or required under French law.

For French-qualified Options only, if the Company grants options on a date during an applicable Closed Period, the Grant Date for French Participants shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

(b) The term “Exercise Price” shall be the price to purchase each Share.

(c) The term “Disability” shall mean a disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions and the applicable Award Agreement. To the extent a French Participant’s disability meets the requirements as defined in the applicable Award Agreement and not the requirements of Disability set forth herein, the French Participant may not be entitled to the favorable tax and social security treatment under the French Plan.

(d) The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.

(e) The term “Grant Date” shall mean the date on which the Committee both (i) designates the French Participants, and (ii) specifies the terms and conditions of the French-qualified Options or French-qualified Restricted Stock Units, such as the number of Shares subject to the French-qualified Options or French-qualified Restricted Stock Units, the conditions for vesting of the French-qualified Options or French-qualified Restricted Stock Units, the conditions for exercising the French-qualified Options and any restrictions on the sale of Shares subject to the French-qualified Options or French-qualified Restricted Stock Units.

(f) The term “Options” shall, in addition to the meaning set forth in the U.S. Plan under Section 5(a), include the following:

(i) purchase options, which are rights to acquire Shares repurchased by the Company prior to the date on which the Options become exercisable; or

(ii) subscription options, which are rights to subscribe newly-issued Shares.

(g) The term “Restricted Stock Unit” shall mean, in addition to the meaning set forth under Section 8(a) in the U.S. Plan, a promise by the Company to issue to the French Participant, at a future date, at no cash consideration, a Share for each unit granted to a French Participant, provided that any conditions established by the Committee for the vesting restrictions with respect to such unit have been satisfied and for which any dividend and voting rights attach only upon the issuance of Shares.

(h) The term “Vesting Date” shall mean the relevant date on which Restricted Stock Units are vested, as specified by the Committee, and the French Participants are entitled to receive the Shares underlying the Restricted Stock Units for no cash consideration.

3.	Eligibility

Notwithstanding any other term of this French Plan, French-qualified Options and French-Qualified Restricted Stock Units may be granted only to employees or corporate directors of the French Subsidiaries who hold less than ten percent (10%) of the outstanding Shares of the Company and who otherwise satisfy the eligibility conditions of Section 2 of the U.S. Plan.

Subject to the paragraph below, any French Participant who, on the Grant Date of the Option and/or Restricted Stock Unit, and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary or who is a corporate officer of a French Subsidiary shall be eligible to receive, at the discretion of the Committee, French-qualified Options and/or French-qualified Restricted Stock Units under this French Plan, provided he or she also satisfies the eligibility conditions of Section 2 of the U.S. Plan.

French-qualified Options and French-qualified Restricted Stock Units may not be issued to corporate executives of French Subsidiaries, other than the managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) unless the corporate executive is an employee of a French Subsidiary, as defined by French law.

4.	Employment Rights

The adoption of this French Plan shall not confer upon the French Participant, or any employees of a French entity, any employment rights and shall not be construed as a part of any employment contracts that a French Subsidiary has with its employees.

5.	Delivery of Shares Only

Only Shares and not cash payments may be delivered to any French Grantee as a result of the French-qualified Options and French-qualified Restricted Stock Units granted under this French Plan.

6.	Non-Transferability

Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, French-qualified Options and French-qualified Restricted Stock Units cannot be transferred to any third party. In addition, during the lifetime of the French Participant, the French-qualified Options are exercisable only by the French Participant, subject to Sections II.3(c) and II.4 below. The Shares underlying the French-qualified Restricted Stock Units may not be transferred to any third party and shall be issued only to the French Participant during his or her lifetime, subject to Sections III.1(a) and III.3 below.

6.	Disqualification of French-qualified Options and French-qualified Restricted Stock Units

In the event changes are made to the terms and conditions of the French-qualified Options and/or French-qualified Restricted Stock Units due to any requirements under the applicable laws, or by decision of the Company’s shareholders, the Board or the Committee, the Options and/or Restricted Stock Units may no longer qualify as French-qualified Options and French-qualified Restricted Stock Units.

If the Options and/or Restricted Stock Units no longer qualify as French-qualified Options and/or French-qualified Restricted Stock Units, the Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the Restricted Stock Units or to the sale of the Shares underlying the Options and/or Restricted Stock Units which have been imposed under this French Plan or in the applicable Award Agreement delivered to the French Participant in order to achieve the favorable tax and social security treatment applicable to French-qualified Options and/or French-qualified Restricted Stock Units. Should the awards no longer be qualified the French Participant shall be liable to French tax and social security to the extent permissible under French law.

7.	Amendments

Subject to the terms of the U.S. Plan, the Board or Committee reserves the right to amend or terminate the French Plan at any time.

II.	FRENCH-QUALIFIED OPTIONS

1.	Closed Period

French-qualified Options may not be granted during a Closed Period to the extent such Closed Periods are applicable to French-qualified Options granted by the Company. If the Company grants options on a date during an applicable Closed Period, the Grant Date for French Participants shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

2.	Conditions of the French-qualified Options

(a) The Exercise Price and number of underlying Shares shall not be modified after the Grant Date, except as provided in Sections II.5 of this French Plan, or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.

(b) The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Plan, and the applicable Award Agreement delivered to each French Participant.

(c) The Exercise Price per Share payable pursuant to French-qualified Options granted under this French Plan shall be fixed by the Committee on the Grant Date. In no event shall the Exercise Price be less than the greatest of:

(i) with respect to purchase stock options: the higher of either 80% of the average of the closing price of the Shares during the 20 days of quotation immediately preceding the Grant Date or 80% of the average of the purchase price paid for such Shares by the Company;

(ii) with respect to subscription stock options: 80% of the average of the closing price of such Shares during the 20 days of quotation immediately preceding the Grant Date; and

(iii) 100% of the Fair Market Value per Share as defined under the U.S. Plan, as determined on the Grant Date.

3.	Exercise of a French-qualified Option.

(a) At the time a French-qualified Option is effectively granted, the Committee shall fix the period within which the French-qualified Option vests and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Option may be exercised. Specifically, the Committee may provide for a restriction period measured from the Grant Date, for the vesting or the exercise of a French-qualified Option, or for the sale of Shares acquired pursuant to the exercise of a French-qualified Option, designed to obtain the favorable tax and social security treatment pursuant to Section 163 bis C of the French Tax Code, as amended. Such restriction period for the vesting or the exercise of a French-qualified Option or the sale of Shares shall be set forth in the applicable Award Agreement. The holding period of the Shares acquired upon exercise of a French-qualified Option shall not exceed three (3) years as from the exercise date of a French-qualified Option, or such other period as may be required to comply with French law.

(b) Upon exercise of a French-qualified Option, the full Exercise Price and any required withholding tax or social security contributions, if any, shall be paid by the French Participant as set forth in the applicable Award Agreement. Under a cashless exercise program, the French Participant may give irrevocable instructions to a stockbroker to properly deliver the Exercise Price to the Company. No delivery, surrender or attestation to the ownership of previously owned Shares may be used to pay the Exercise Price.

(c) In the event of the death of a French Participant, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Plan.

(d) If a French Participant is terminated or ceases to provide services to the Company or a French Subsidiary, his or her French-qualified Options will be exercisable according to the provisions of the Award Agreement.

(e) If a French Participant is terminated or ceases to be employed by the Company or a French Subsidiary by reason of Disability (as defined in this French Plan), his or her French-qualified Options may benefit from the favorable tax and social security treatment, even if the date of sale of the Shares subject to the French-qualified Options occurs prior to the expiration of the minimum holding period of the Shares, as provided for by Section 163 bis C of the French Tax Code, as amended.

(f) If a French Participant ceases to be employed by the Company or a French Subsidiary by reason of his or her Forced Retirement (as defined in this French Plan) or dismissal as defined by Section 91-ter of Exhibit II to the French Tax Code, as amended, and as construed by the French tax circulars and subject to the fulfillment of related conditions, his or her French-qualified Options may benefit from favorable tax and social security treatment, irrespective of the date of sale of the Shares, provided the exercise of the French-qualified Options was authorized under the applicable Award Agreement prior to the time of Forced Retirement or dismissal and the French-qualified Options were exercised at least three (3) months prior to the effective date of the Forced Retirement or at least three (3) months prior to the sending of the letter of dismissal to the French Participant as defined by French law and as construed by French tax and social security guidelines and court decisions of French Labor Courts.

(g) The Shares acquired upon exercise of a French-qualified Option shall be fully owned by the French Participant and recorded in an account in his or her name and must be held with the Company or a broker or in such manner as the Company may otherwise determine to ensure compliance with French laws including any necessary holding periods.

To the extent and as long as applicable to French-qualified Options granted by the Company, a specific holding period for the Shares or a restriction on exercise of the Options shall be imposed in the Award Agreement for any French Participant who qualifies as a managing director of the Company.

4.	Death

In the event of the death of a French Participant while he or she is actively employed, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs or the legal representative of his or her estate for the six (6) month period following the date of the French Participant’s death or such other period as may be required to comply with French law. In the event of the death of a French Participant after termination of active employment, the treatment of French-qualified Options will be as set forth in the Award Agreement. Any French-qualified Option that remains unexercised shall expire six (6) months following the date of the French Participant’s death or after expiration of such other period as may be required to comply with French law. The six (6) month exercise period (or such other period as may be required to comply with French law) will apply without regard to the term of the French-qualified Option as described in Section II.6 of this French Plan.

5.	Adjustments – Change in Control

Adjustments of French-qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the French-qualified Option only in the event of the transactions by the Company listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price which is higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. In the event of an adjustment other than as described above, the Options may no longer qualify for favorable tax and social security treatment under French law.

Nevertheless, the Board or the Committee, at its discretion, may decide to make adjustments in the case of a transaction as described in Sections 5(i) and 11 of the U.S. Plan, for which adjustments may not be authorized under French law, in which case, the Options may no longer qualify as French-qualified awards and the favorable tax and social security treatment may be lost.

6.	Term of Option

French-qualified Options granted pursuant to this French Plan will expire no later than nine and a half (9 1/2) years from the Grant Date, unless otherwise specified in the applicable Award Agreement. The French-qualified Option term will be extended only in the event of the death of a French Participant, but in no event will any French-qualified Option be exercisable beyond nine (9) months following the date of death of the French Participant or such other period as may be required to comply with French law.

7.	Interpretation.

In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of French-qualified Options made to French Participants.

It is intended that Options granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made by the Company to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

III.	FRENCH-QUALIFIED RESTRICTED STOCK UNITS

1.	Conditions of the French-qualified Restricted Stock Units

(a)	Vesting of French-Qualified Restricted Stock Units

Notwithstanding any other provision of the U.S. Plan, French-qualified Restricted Stock Units shall not vest and the Shares underlying the French-qualified Restricted Stock Units shall not be delivered to the French Participants prior to the expiration of a minimum two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended to benefit from the favorable French restricted stock units regime. However, notwithstanding the vesting requirements described above, in the event of the death of a French Participant, all of his or her outstanding French-qualified Restricted Stock Units shall become vested under the conditions set forth in Section III.3 of this French Plan.

(b)	Holding of Shares

The sale or transfer of Shares issued pursuant to the French-qualified Restricted Stock Units may not occur prior to the relevant anniversary of the Vesting Date specified by the Committee and in no case prior to the expiration of a minimum two-year period as calculated from the Vesting Date (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant), or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime, even if the French Participant is no longer an employee or corporate officer of an Affiliate or the Company.

In addition, the Shares issued pursuant to the French-qualified Restricted Stock Units may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to Shares underlying French-qualified Restricted Stock Units.

(c)	Corporate Officer Restriction

To the extent and as long as applicable to French-qualified Restricted Stock Units granted by the Company, a specific holding period for the sale or transfer of Shares shall be imposed in the applicable Restricted Stock Unit Agreement for any French Participant who qualifies as a managing director of the Company.

(d)	French Participant’s Account

The Shares issued pursuant to the French-qualified Restricted Stock Units shall be fully owned by the French Participant and recorded and held in an account in his or her name with the Company or a broker or in such other manner as the Company may determine in order to ensure compliance with French laws, including any required holding periods.

2.	Adjustments – Change in Control

In the event of an adjustment due to a corporate transaction or event as set forth in Section 11(c) of the U.S. Plan, the adjustment to the terms and conditions of the French-qualified Restricted Stock Units or underlying Shares shall be made in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, should the Board or Committee make adjustments in the case of a transaction for which adjustments are not authorized under French law, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

3.	Death and Disability

In the event of the death of a French Participant, the French-qualified Restricted Stock Units held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, provided the heirs contact the Company within six (6) months following the death of the French Participant or such other period as may be required to comply with French law If the French Participant’s heirs do not request the issuance of the Shares underlying the French-qualified Restricted Stock Units within six (6) months following the French Participant’s death (or such other period as may be required to comply with French law), the French-qualified Restricted Stock Units will be forfeited.

If a French Participant dies or ceases to be employed by the Company or a French Subsidiary or any Affiliate by reason of his or her Disability (as defined in this French Plan), the French Participant’s heirs or the disabled French Participant, as applicable, shall not be subject to the restrictions on the sale or transfer of Shares set forth in Section III.1(b) of this French Plan.

4.	Interpretation

It is intended that Options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to Options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status.

The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of legal, tax and reporting obligations.

In the event of any conflict between the provisions of the French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of Options made thereunder to French Participants.

IV.	ADOPTION

The French Plan, as amended and restated, was adopted by the Committee on March 13, 2012 and became effective as of the same date.

APPENDIX C

AUSTRALIAN ADDENDUM

1.	PURPOSE

This Addendum (the “Australian Addendum”) to the Analog Devices, Inc. (“Company”) 2006 Stock Incentive Plan (as amended) (“U.S. Plan”) is adopted to set out rules which, together with those provisions of the U.S. Plan which this Australian Addendum does not replace, will:

(a)	govern the operation of the Plan with respect to Australian resident employees of the Company and its Australian Subsidiaries; and

(b)	provide for the Plan to comply with ASIC Class Order 03/184 (“Class Order”), relevant provisions of the Corporations Act and ASIC Regulatory Guide 49.

2.	DEFINITIONS AND INTERPRETATION

Except as set out in this clause 2, capitalised terms used in this document have the meaning ascribed to them in the U.S. Plan. If any conflict occurs between the provisions of this Australian Addendum and the provisions of the U.S. Plan, these provisions prevail.

For the purposes of this Australian Addendum:

ASIC means the Australian Securities and Investments Commission;

Associated Body Corporate means, as determined in accordance with the Corporations Act, a body corporate:

(a)	that is a related body corporate of the Company;

(b)	that has voting power in the Company of not less than 20%; or

(c)	in which the Company has voting power of not less than 20%;

Australian Award means the award of an Option, Share, Restricted Stock Unit or Dividend Equivalent under the terms of the Plan;

Australian Offerees means all persons to whom an offer of an Australian Award is made in Australia under the Plan;

Australian Subsidiary means an Australian Associated Body Corporate;

Common Stock means the common stock of the Company;

Company means Analog Devices, Inc.;

Corporations Act means Corporations Act 2001 (Cth);

Dividend Equivalent means a right to receive a cash payment equal to the amount of any dividends that the Company may declare on its Shares that may be granted in connection with any award of Restricted Stock Units at the Company’s discretion, in accordance with the U.S. Plan;

Offer means an offer received in Australia to acquire Shares, Options, Restricted Stock Units or Dividend Equivalents under the terms of the Plan;

Option means an option to acquire a Share;

Plan means the U.S. Plan as modified for implementation in Australia by this Australian Addendum;

Share means a share of Common Stock; and

Restricted Stock Unit means an unfunded promise by the Company to deliver the number of Shares underlying the Restricted Stock Unit following the lapse of specified restrictions.

3.	FORM OF AWARDS

The Company may only grant Australian Awards under the Plan in Australia.

Options and Restricted Stock Units may be offered for no more than nominal consideration (i.e. consideration of not more than one (1) cent per Option/Restricted Stock Unit).

4.	AUSTRALIAN OFFEREES

The Company may extend an Offer only to Australian Offerees who at the time of the Offer are full or part-time employees or directors of the Company or an Associated Body Corporate.

5.	NO CONTRIBUTION OR TRUST

An Offer must not involve a contribution plan or any offer, issue or sale being made through a trust.

6.	AUSTRALIAN OFFER DOCUMENT

6.1	Form of Offer

The Company shall make an Offer in Australia to participate in the Plan via a written document (“Offer Document”) which must set out the terms of the Offer and include or be accompanied by the following:

(a)	a summary or a copy of the Plan;

(b)	where only a summary of the Plan is provided, an undertaking that during the period (“Offer Period”) in which an Australian Award may be issued or Shares may be acquired through exercise of an Australian Award, the Company or its Australian Subsidiary will, within a reasonable period of an Australian Offeree so requesting, provide the offeree without charge with a copy of the Plan.

The Company must take reasonable steps to ensure that any Australian Offeree to whom an Offer is made is given a copy of the Offer Document.

6.2	Australian Dollar Equivalent of Exercise and Issue Price

If the Offer requires the Australian Offeree to pay a purchase price to receive the Australian Award granted under the Plan, the Offer Document must specify the Australian dollar equivalent of the purchase price of the Australian Award as at the date of the Offer.

For the offer of Options, the Offer Document must specify the Australian dollar equivalent of the exercise price of the Options (“Exercise Price”) at the date of the Offer.

For offers of Shares, the Offer Document must specify the Australian dollar equivalent of the issue price of the Shares the subject of the Offer (“Issue Price”) as at the date of the Offer.

6.3	Updated Price Information

The Offer Document must include an undertaking that, and an explanation of the way in which the Company or its Australian Subsidiary will (during the Offer Period and within a reasonable period of an Australian Offeree so requesting), make available to the Australian Offeree the following information:

(a)	the Australian dollar equivalent of the current market price of a share of Common Stock as at the date of the Australian Offeree’s request;

(b)	in the case of the Options, the Australian dollar equivalent of the Exercise Price, as at the date of the Australian Offeree’s request; and

(c)	in the case of Shares, if there is an Issue Price, the Australian dollar equivalent of the Issue Price as at the date of the Australian Offeree’s request.

For the purposes of this clause 6.3, the current market price of a share of Common Stock shall be taken as the price published as the closing sales price for such stock on the trading day preceding the date of the request, as traded on the New York Stock Exchange. Please note that for Australian tax purposes, market value is defined differently.

6.4	Exchange Rate for Australian Dollar Equivalent

For the purposes of clauses 6.2 and 6.3, the Australian dollar equivalent of the Exercise Price, Issue Price and current market price of a share of Common Stock are calculated by reference to the relevant exchange rate published by an Australian bank no earlier than the business day before the day to which the price relates.

6.5	General Advice Only

The Offer Document will include a statement to the effect that any advice given by the Company or an Australian Subsidiary in connection with the Offer is general advice only, and that Australian Offerees should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

7.	RESTRICTION ON CAPITAL RAISING: 5% LIMIT

In the case where an Offer under the Plan may involve or result in the issue of shares of Common Stock (including as a result of the exercise or upon the vesting of any Australian Award), the number of shares of Common Stock that are the subject of the Offer when aggregated with:

(a)	the number of shares of Common Stock in the same class which would be issued were each outstanding offer with respect to shares of Common Stock, units of shares of Common Stock and options to acquire unissued shares of Common Stock, made under an employee share scheme, to be accepted or exercised (as the case may be); and

(b)	the number of shares of Common Stock in the same class issued during the previous five years under the Plan or any other employee share scheme extended only to full or part time employees (including directors) of the Company and its Associated Bodies Corporate;

disregarding any offer made, or option acquired or shares of Common Stock issued by way of or as a result of:

(c)	an offer, to a person situated at the time of receipt of the offer outside Australia; or

(d)	an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000; or

(e)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act;

(f)	an offer that did not require the giving of a Product Disclosure Statement (within the meaning of the Corporations Act) because of section 1012D of the Corporations Act;

(g)	an offer made under a disclosure document or a Product Disclosure Statement,

must not exceed 5% of the total number of issued shares in that class of shares of Common Stock as at the time of the offer.

8.	LOAN OR FINANCIAL ASSISTANCE

If the Company or an Associated Body Corporate offers an Australian Offeree any loan or other financial assistance for the purpose of acquiring any financial product to which the Offer relates, the Offer Document must disclose the conditions, obligations and risks associated with such loan or financial assistance.

9.	LODGEMENT OF OFFER DOCUMENT WITH ASIC

The Company shall lodge a copy of the Offer Document (which need not contain details of the offer particular to the Australian Offeree such as the identity or entitlement of the Australian Offeree) and each accompanying document to ASIC not later than 7 days after the first provision of that material to an Australian Offeree.

10.	COMPLIANCE WITH UNDERTAKINGS

The Company or an Australian Subsidiary shall comply with any undertaking required to be made in the Offer Document by the Class Order, such as the undertaking to provide pricing information on request.

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